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                              EMPLOYMENT AGREEMENT

            EMPLOYMENT AGREEMENT, dated as of December 19, 1995, by and between Aetna Life and Casualty Company, a Connecticut corporation (the "Company"), and Thomas J. McInerney ("Executive").

                              W I T N E S S E T H:

            WHEREAS, the Company is considering certain restructuring alternatives that could result in significant changes in the structure of its business, including, without limitation, dividing the business of the Company into two or more separate publicly traded companies or otherwise transferring a portion of the business to a third party;

            WHEREAS, the Company believes that Executive is a key employee and that it is in the Company's best interests to retain the services of Executive for the period during which such restructuring alternatives are considered and, to the extent applicable, implemented;

            WHEREAS, the Company therefore desires to retain the services of Executive and to enter into an agreement embodying the terms of such employment (the "Agreement"); and

            WHEREAS, Executive desires to accept such employment and enter into such Agreement;

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

            1. Employment. Except as provided in Paragraph 6(a), the Company shall continue to employ Executive and Executive agrees to remain employed by the Company under the terms of this Agreement for the period commencing on the date first written above and ending April 28, 1997. The period during which Executive is employed pursuant to this Agreement shall be referred to as the "Contract Employment Period". Upon the expiration of the Contract Employment Period, Executive's employment with the Company shall continue on an at-will basis.

            2. Position and Duties. During the Contract Employment Period, Executive shall serve in Executive's current position and in such other comparable or better position or positions with the Company and its subsidiaries as the Chief Executive Officer or the Board of Directors of the Company (the "Board") shall specify from time to time. During the Contract Employment Period, Executive shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which


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Executive serves hereunder and such other duties, responsibilities and obligations as the Chief Executive Officer or the Board shall from time to time specify. Executive shall devote his full business time to the services required of him hereunder, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use his best efforts, judgment, skill and energy to perform such services in a manner consistent with the duties of his position and to improve and advance the business and interests of the Company and its subsidiaries. Nothing contained herein shall preclude Executive from (i) serving on any corporate or governmental board of directors on which he currently serves or, if the Board consents to such service, on any other board of directors, (ii) serving on the board of, or working for, any charitable, not-for profit or community organization, (iii) pursuing any other activity to which the Board consents or
(iv) pursuing his personal, financial and legal affairs, so long as such activities, individually or collectively, do not interfere with the performance of Executive's duties hereunder.

            3. Cash Compensation.

            a. Base Salary. During the Contract Employment Period, the Company shall pay Executive a base salary at the annual rate of $225,000. The Board shall periodically review Executive's base salary and the Company may, in its discretion, increase such base salary by an amount it determines to be appropriate. Any such increase shall not reduce or limit any other obligation of the Company hereunder. Executive's annual base salary payable hereunder, as it may be increased from time to time and without reduction for any amounts deferred as described above, is referred to herein as "Base Salary". Executive's Base Salary, as in effect from time to time, may not be reduced by the Company without Executive's consent, provided that the Base Salary payable under this paragraph shall be reduced to the extent Executive elects to defer or reduce such salary under the terms of any deferred compensation or savings plan or other employee benefit arrangement maintained or established by the Company. The Company shall pay Executive the portion of his Base Salary not deferred in accordance with its customary periodic payroll practices.

            b. Incentive Compensation. During the term of the Contract Employment Period, Executive shall remain eligible for participation in the Company's existing and future annual and long term incentive compensation programs at a level consistent with his position at the Company and the Company's then current policies and practices; provided that following any assignment of this Agreement in accordance with the provisions of Paragraph 9(c) or a Change in Control of the Company (as defined in Paragraph 7(e)), the calculation of the amount payable as annual incentive compensation and the conditions upon which such bonus shall be payable shall be no less favorable to the Executive (taking into account reasonable changes in the Company's goals and objectives) than the annual bonus opportunity that had been made available to the Executive for the fiscal year ended immediately prior to such assignment or Change in Control. Without limiting the generality of the foregoing, for each calendar year ending during the term hereof, Executive shall receive the opportunity to receive an annual bonus of at least 45% of his Base Salary (the "Minimum Bonus Percentage"), subject to satisfaction of such reasonable performance criteria as shall be established with respect to such year.


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            4. Stock Option Grant. Contingent upon the execution of this
Agreement by the Executive, the Company has granted Executive an option, having a ten-year term, to purchase 25,000 shares of the Company's Common Stock at an exercise price per share equal to $57 a share (the "Option"). Except to the extent specified below, the terms of the Option shall be determined in accordance with the terms of the 1994 Stock Incentive Plan (the "1994 Plan") and shall be set forth in the separate agreement embodying the grant of such Option (the "Option Agreement"), the form of which is attached hereto as Exhibit A.

            5. Benefits, Perquisites and Expenses.

            a. Benefits. During the Contract Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, to the extent that Executive is eligible to participate in any such plan under the generally applicable provisions thereof. Nothing in this Paragraph 5(a) shall be construed to limit the ability of the Company to amend or terminate any particular plan, program or arrangements, provided that, following the occurrence of a Change in Control (as defined in Paragraph 7(e)) or the assignment of this Agreement to a New Entity (as defined in Paragraph 6(a)) pursuant to Paragraph 9(b), the benefits made available to the Executive thereafter shall be at least substantially comparable, in the aggregate, to the benefits made available to the Executive immediately prior to such Change in Control or assignment.

            With respect to the pension or retirement benefits payable to Executive, Executive's service credited for purposes of determining Executive's benefits and vesting shall be determined in accordance with the terms of the applicable plan or program or, if applicable, pursuant to any written agreement between Executive and the Company (whether now existing or hereafter adopted) that provides Executive a more favorable method of crediting service for any purpose thereunder.

            b. Perquisites. During the Contract Employment Period, Executive shall be entitled to receive such perquisites as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company.

            c. Business Expenses. During the Contract Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.


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            6. Termination of Employment.

            a. Early Termination of the Contract Employment Period. Notwithstanding Paragraph 1, the Contract Employment Period shall end upon the earliest to occur of (i) a termination of Executive's employment on account of Executive's death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) a Termination Without Cause, (v) a Termination for Good Reason or
(vi) a termination of Executive's employment by Executive other than a Termination for Good Reason. For purposes of this Agreement, a transfer of Executive's employment (i)to any other entity controlled by or under common control with the Company shall not be treated as a termination unless and until such entity ceases to be controlled by or under common control with the Company or (ii) as a result of the implementation of any restructuring of the Company (whether occurring by spin-off or otherwise) shall not be treated as a termination of employment, provided that, in either case, the successor employer (the "New Entity") expressly assumes and agrees to perform all of the Company's obligations under this Agreement.

            b. Benefits Payable Upon Termination. Following the end of the Contract Employment Period pursuant to Paragraph 6(a), Executive (or, in the event of his death, his surviving spouse, if any, or his estate) shall be paid the type or types of compensation determined to be payable in accordance with the following table at the times established pursuant to Paragraph 6(c):

                         Earned          Vested        Accrued        Severance
                         Salary         Benefits        Bonus         Benefit
                         ------         --------        -----         -------
  Termination due        Payable        Payable        Payable      Not Payable
     to death

Termination due to       Payable        Payable        Payable      Not Payable
    Disability

  Termination for        Payable        Payable      Not Payable    Not Payable
       Cause

    Termination          Payable        Payable        Payable        Payable
   Without Cause

  Termination for        Payable        Payable        Payable        Payable
    Good Reason

  Termination by         Payable        Payable      Not Payable    Not Payable
  Executive other
   than for Good
      Reason

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            c. Timing of Payments. Earned Salary and Accrued Bonus shall be paid in a single lump sum as soon as practicable, but in no event more than 30 days, following the end of the Contract Employment Period. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued.

            Severance Benefits shall be paid in approximately equal installments, at the same intervals at which Executive was receiving his salary payments hereunder, for the greater of (i) one year, (ii) the period over which such benefits would be payable if paid to Executive under the Company's otherwise applicable plans, policies or procedures as currently in effect or
(iii) the period over which such benefits would be payable if paid to Executive under the Company's otherwise applicable plans, policies or procedures, as in effect at the time of Executive's termination of employment. Notwithstanding the foregoing, Executive may elect, by written notice given to the Company prior to the first periodic payment and within ten business days after such termination, that, instead of periodic installments, Severance Benefits shall be paid in either a single lump sum, payable within ten business days of receipt by the Company of such election, or in two equal installments, the first payable within ten business days of receipt by the Company of such election, and the second payable on the first business day of the following calendar year.

            d. Definitions. For purposes of this Paragraph 6, capitalized terms have the following meanings:

            "Accrued Bonus" means a pro-rated amount equal to the product of (i) the annual incentive compensation Executive would have been entitled to receive under Paragraph 3(b) for the calendar year in which his active service for the Company terminates pursuant to Paragraph 6(a) had he remained employed for the entire year and assuming that all targets for such year had been met, multiplied by (ii) a fraction, the numerator of which is equal to the number of days in such calendar year occurring on or prior to the termination of Executive's active service for the Company (including any period of absence due to disability) and the denominator of which is 365.

            "Earned Salary" means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Contract Employment Period ends (other than Base Salary deferred pursuant to Executive's election, as provided in Paragraph 3(a) hereof).

            "Severance Benefit" means an amount equal to the greater of:

      (i)   the sum of

            (A) the annual Base Salary payable to Executive immediately prior to the end of the Contract Employment Period; and


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            (B)   an amount (the "Bonus Severance Amount") equal to the product of Executive's Base Salary times the greater of (1) the Minimum Bonus Percentage and (2) the percentage of Base Salary that would have been payable to Executive for the year of such termination assuming achievement of target levels of performance and Executive's continued employment for the entire year, or

      (ii) the amount otherwise payable to Executive under the Company's otherwise applicable severance plans, policies or programs as in effect on the date hereof (or, if more favorable to Executive, as in effect on the date of Executive's termination), assuming for purposes of determining the amount payable thereunder that Executive's employment was terminated as a result of the elimination of his position, but calculated by including the Bonus Severance Amount as part of Executive's eligible compensation for purposes of calculating the benefits payable under such plans, policies or programs;

except that, in the event that Executive becomes entitled to receive Severance Benefits hereunder following a Change in Control, the Severance Benefit payable to Executive shall be determined under Paragraph 7(c). Additionally, while Executive is receiving payment of Severance Benefits in periodic installments, Executive shall also be eligible to continue to participate in the welfare benefit plans and programs (excluding the long-term disability plan, the sick-pay plan and vacation accruals) generally made available to employees of the Company and in which he participated immediately prior to the termination of his employment on the same terms and conditions as would have applied had Executive continued to be employed. Upon an election to receive Severance Benefits in either a single lump sum payment or in two installments, Executive will forfeit any right to continue to receive any coverage under the Company's welfare benefit plans, other than COBRA coverage (determined from the original date of termination) at Executive's expense as required by applicable law; provided that, if Executive elects to receive Severance Benefits in two installments instead of periodic installments, the Company shall pay one-half of the cost of Executive's COBRA coverage from the date the first installment payment is made until the date the second installment payment is made. Notwithstanding the foregoing, receipt of a lump sum payment or two installment payments hereunder shall not cause Executive to cease to be eligible for any retiree benefit programs for which he is otherwise eligible under the terms of the Company's employee benefit plans, policies or programs.

            "Termination for Cause" means a termination of Executive's employment by the Company due to (i) the willful failure by Executive to perform substantially Executive's duties as an employee of the Company (other than due to physical or mental illness) after reasonable notice to Executive of such failure, (ii) Executive's engaging in misconduct that is materially injurious to the Company or any subsidiary or any affiliate of the Company, (iii) Executive's having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony, (iv) the material breach by Executive of any written covenant or agreement not to compete with the Company or any subsidiary or any affiliate or (v) the breach by Executive of his duty of loyalty to the Company which shall include, without


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limitation, (A) the disclosure by Executive of any confidential information pertaining to the Company or any subsidiary or any affiliate of the Company, other than (x) in the ordinary course of the performance of his duties on behalf of the Company or (y) pursuant to a judicial or administrative subpoena from a court or governmental authority with jurisdiction over the matter in question,
(B) the harmful interference by Executive in the business or operations of the Company or any subsidiary or any affiliate of the Company, (C) any attempt by Executive directly or indirectly to induce any employee, insurance agent, insurance broker or broker-dealer of the Company or any subsidiary or any affiliate to be employed or perform services elsewhere, other than actions taken by Executive that are intended to benefit the Company or any subsidiary or affiliate and do not benefit Executive financially other than as an employee or stockholder of the Company, (D) any attempt by Executive directly or indirectly to solicit the trade of any customer or supplier, or prospective customer or supplier, of the Company on behalf of any person other than the Company or a subsidiary thereof, other than actions taken by Executive that are intended to benefit the Company or any subsidiary or affiliate and do not benefit Executive financially other than as an employee or stockholder of the Company, provided, however, that this provision shall only apply to any product or service which is in competition with a product or service of the Company or any subsidiary or affiliate thereof or (E) any breach or violation of the Company's Code of Conduct, as amended from time to time sufficient to warrant a for cause termination consistent with the Company's past practice. Notwithstanding the foregoing, a breach of Executive's duty of loyalty to the Company as described in subclause (A) or a breach of the Company's Code of Conduct as described in subclause (E) of clause (v) of the preceding sentence shall not be grounds for a Termination for Cause unless such breach has had or could reasonably be expected to have a significant adverse effect on the business or reputation of the Company.

            "Termination due to Disability" means a termination of Executive's employment by the Company because Executive has been incapable, with or without reasonable accommodation, of substantially fulfilling the positions, essential duties, responsibilities and obligations of Executive's positions set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) at least four consecutive months or (ii) more than six months in any twelve month period. Any question as to the existence, extent or potentiality of Executive's disability shall be made by a qualified, independent physician selected by the chief or assistant chief (or the equivalent position) of the department which treats the condition giving rise to Executive's absence at a nationally or regionally recognized teaching hospital chosen by the Company. The determination of any such physician shall be final and conclusive for all purposes of this Agreement. Notwithstanding the foregoing, (i) a Termination for Disability shall not affect Executive's right to receive any amount that would otherwise have been payable to Executive under the Company's plans, policies, practices or programs pertaining to short-term or long-term disability had Executive's employment continued and (ii) if it is determined, at the time Executive is first eligible to receive long-term disability benefits under the Company's plans, policies, practices or programs, that Executive is not entitled to receive such long-term disability benefits (other than due to Executive's failure to cooperate), Executive shall, for purposes of this Paragraph 6, be deemed to have been terminated as of the date of such


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

determination pursuant to a Termination Without Cause and to be entitled to receive any additional benefits payable hereunder in respect of a Termination Without Cause.

            "Termination for Good Reason" means a termination of Executive's employment by Executive within 90 days following actual knowledge of (i) a reduction in Executive's annual Base Salary or incentive compensation opportunity as provided under Paragraph 3(b), (ii) a material reduction in Executive's positions, duties and responsibilities from those described in Paragraph 2 hereof, (iii) the relocation of Executive's principal place of employment to a location more than 50 miles from the location at which he performed his principal duties on the date immediately prior to such relocation,
(iv) a breach of the obligation to provide Executive with the benefits required to be provided in accordance with Paragraph 5(a), (v) a failure by the Company to pay any amounts due and owing to Executive within 10 days following written notice from Executive of such failure to pay, or (vi) any other material breach of the Company's obligations to Executive hereunder that materially affects the compensation or benefits payable to Executive or materially impairs Executive's ability to perform the duties and responsibilities of his position. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (i) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason or (ii) unless Executive shall have delivered a written notice to the Chief Executive Officer of the Company within 60 days of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event shall not have been cured within 30 days of the receipt of such notice.

            "Termination Without Cause" means any termination of Executive's employment by the Company other than (i) a Termination due to Disability or (ii) a Termination for Cause. Subject to the Company's obligations to make the payments, if any, required pursuant to this paragraph 6, nothing in this Agreement shall be construed to limit the right of the Company to terminate Executive's employment at any time for any reason or without reason.

            "Vested Benefits" means amounts payable under the terms of or in accordance with any plan, policy or practice or program of, or any contract or agreement with, the Company or any of its subsidiaries (including, without limitation, any supplemental pension plan, supplemental savings plan or other deferred compensation arrangement, the 1994 Plan and the Company's 1984 Stock Option Plan (the "1984 Plan") with respect to which Executive's rights to such amounts (i) have become vested and nonforfeitable on or before Executive's termination of employment or (ii) otherwise have or will become nonforfeitable at or subsequent to his termination of employment without regard to the performance by Executive of further services or the resolution of a contingency that is not satisfied at or after such termination, provided that, at any time during which Executive is entitled to receive the Severance Benefits hereunder, Executive shall not also be entitled to receive any benefits under the Company's generally applicable severance or other termination plans, policies or programs.


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            e. Full Discharge of Company Obligations. Except to the extent provided in this Paragraph 6, the amounts payable to Executive pursuant to this Paragraph 6 (including, without limitation, under Paragraph 6(f)) following termination of his employment shall be in full and complete satisfaction of Executive's rights under this Agreement and, except to the extent prohibited by law, any other claims he may have in respect of his employment by the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and shall not be subject to any offset or mitigation. Notwithstanding anything else contained herein to the contrary, unless the Company shall waive its rights to any such release, the Company's obligations under this Paragraph 6 are expressly conditioned upon Executive's execution simultaneously with or immediately following such termination of employment, of a release and waiver, substantially in the form attached hereto as Exhibit B (subject to, in the event any change of law occurring after the date hereof, to such modifications as shall be necessary or appropriate to place the Company in a substantially the same position as though no change in law had occurred), of any claims he may have in connection with the termination of, or arising out of, his employment with the Company, provided that such release shall not be construed to waive, release or otherwise limit any amounts required to be paid hereunder or any benefits due and payable to Executive under the terms of any employee pension benefit plan, as defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, any other Vested Benefit or any right of Executive to be indemnified by the Company pursuant to its applicable policies and practices from and against any third party claims arising out of or relating to Executive's employment with or other services on behalf of the Company or any subsidiary of the Company.

            f. Special Continuation of Certain Protection for the Executive. Notwithstanding anything contained in this Agreement to the contrary, if, at the end of the Contract Employment Period, (i) Executive remains an at-will employee of the Company and (ii) within one year following the end of the Contract Employment Period, the Company effects a Termination Without Cause or takes actions which, if they had occurred within the Contract Employment Period, would have given Executive the right to terminate his employment pursuant to a Termination for Good Reason and Executive, after giving the Company timely written notice of the events permitting a Termination for Good Reason and the opportunity to cure described in the definition of a Termination for Good Reason, voluntarily terminates his employment within 90 days of the date of such actions by the Company, then in either case, Executive shall receive payment of the Severance Benefits that would otherwise have been payable to Executive hereunder had his termination of employment occurred during the Contract Employment Period. Notwithstanding the preceding sentence, this Section 6(f) shall not be applicable unless Executive executes the waiver and release referred to in Paragraph 6(e) above in connection with his termination of employment pursuant to this Paragraph 6(f).

            g. Outplacement Services. In addition to any other benefits described in this Paragraph 6, in the event Executive is eligible to receive Severance Benefits, the Company shall also provide to Executive, at its expense, individual outplacement services from a qualified outplacement firm selected by the Company. The outplacement services to


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be provided to Executive shall be no less favorable to Executive than those made available to other executives prior to the date hereof under the Company's generally applicable policies, programs or arrangements.

            7. Change in Control of the Company.

            a. Accelerated Vesting and Payment. Unless the Board (or the appropriate committee thereof) shall otherwise determine in the manner set forth in Paragraph 7(b), the Option shall become fully exercisable upon the occurrence of a Change in Control (as defined below) and shall remain exercisable for a period of one year thereafter regardless of whether Executive continues to be employed by the Company or, if longer, for the period during which such Option would otherwise be exercisable in accordance with its terms or the generally applicable provisions of the 1994 Plan. If no Alternative Option is provided as set forth in Section 7(b) below, and the Company does not survive as a publicly traded corporation following a Change in Control, the Company shall pay Executive, in full settlement of all rights with respect to the Option, an aggregate amount in cash equal to the product of (i) (A) the Fair Market Value of a Share of the Company's Common Stock on the date the Change in Control occurs minus (B) the per share exercise price for the Option times (ii) the number of shares as to which such Option has not been exercised at the time of the Change in Control. Any amount payable pursuant to the preceding sentence shall be paid within 30 days following such Change in Control.

            b. Alternative Options. Notwithstanding Paragraph 7(a), no acceleration of exercisability shall occur with respect to any Option if the Board (or the appropriate committee thereof) reasonably determines in good faith, prior to the occurrence of a Change in Control, that such Option shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Option being hereinafter referred to as an "Alternative Option") by the successor in interest to the Company, provided that any such Alternative Option must:

      (i) provide Executive with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the Option, including, but not limited to, an identical or better exercise and vesting schedule and identical or better timing and methods of payment;

      (ii) have substantially equivalent economic value to such Option (determined at the time of the Change in Control); and

      (iii) have terms and conditions which provide that, in the event that Executive's employment is terminated by the Company for any reason or is terminated by Executive pursuant to a Termination for Good Reason within two years following a Change in Control, (A) any conditions on Executive's rights under, or any restrictions on exercisability applicable to, each such Alternative Option shall be waived or shall lapse, as the case may be and (B) the Alternative Option shall remain exercisable until the second anniversary of the Change in


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            Control or, if longer, for the period during which such Alternative
            Option would otherwise be exercisable in accordance with its terms or the provisions of the plan under which it is granted that permit the longest post-termination exercise period for involuntary terminations (other than due to death, disability or retirement).

      c. Enhanced Severance Payments. If Executive's employment is terminated following a Change in Control pursuant to a Termination for Good Reason or a Termination Without Cause, the Severance Benefit payable to Executive pursuant to Paragraph 6 shall be equal to two times the sum of Executive's annual Base Salary and the Bonus Severance Amount.

      d. Additional Payments by the Company.

      (i) Application of Paragraph 7(d). In the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Executive by the Company or any affiliated company (collectively, the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Code and would thereby subject Executive to the tax (the "Excise Tax") imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this Section 7(d) shall apply to determine the amounts payable to Executive pursuant to this Agreement.

      (ii) Calculation of Benefits. Immediately following delivery of any Notice of Termination, the Company shall notify Executive of the aggregate present value of all termination benefits to which he would be entitled under this Agreement and any other plan, program or arrangement as of the projected date of termination, together with the projected maximum payments, determined as of such projected date of termination that could be paid without Executive being subject to the Excise Tax.

      (iii) Imposition of Payment Cap. If the aggregate value of all compensation payments or benefits to be paid or provided to Executive under this Agreement and any other plan, agreement or arrangement with the Company exceeds the amount which can be paid to Executive without Executive incurring an Excise Tax by less than 105%, then the amounts payable to Executive under this Agreement may, in the discretion of the Company, be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to such an Excise Tax (such reduced payments to be referred to as the "Payment Cap"). In the event that Executive receives reduced payments and benefits hereunder, Executive shall have the right to designate which of the payments and benefits otherwise provided for in this Agreement that he will receive in connection with the application of the Payment Cap.


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      (iv)  Further Payments by the Company. If the aggregate value of all compensation payments or benefits to be paid or provided to Executive under this Agreement and any other plan, agreement or arrangement with the Company exceeds the amount which can be paid to Executive without Executive incurring an Excise Tax by more than 105%, the Company shall pay to Executive immediately following Executive's termination of employment an additional amount (the "Tax Reimbursement Payment") such that the net amount retained by Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Paragraph 7(d)(iv), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

      (v) Application of Section 280G. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

            (A) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Effective Date or tax counsel selected by such Accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

            (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

      (vi) Applicable Tax Rates. For purposes of determining whether Executive would receive a greater net after-tax benefit were the amounts payable under this Agreement reduced in accordance with Paragraph 7(d)(iii), Executive shall be deemed to pay:

            (A) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the first amounts are to be paid hereunder, and

            (B) any applicable state and local income taxes at the highest applicable marginal rate of taxation for such calendar year, net of the maximum reduction in Federal incomes taxes which could be obtained from the deduction of such state or local taxes if paid in such year;

            provided, however, that Executive may request that such determination be made based on his individual tax circumstances, which shall govern such determination so long as Executive provides to the Accountants such information and documents as the Accountants shall reasonably request to determine such individual circumstances.

      (vii) Adjustments in Respect of the Payment Cap. If Executive receives reduced payments and benefits under this Paragraph 7(d) (or this Paragraph 7(d) is determined not to be applicable to Executive because the Accountants conclude that Executive is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a "Final Determination") that, notwithstanding the good faith of Executive and the Company in applying the terms of this Agreement, the aggregate "parachute payments" within the meaning of Section 280G of the Code paid to Executive or for his benefit are in an amount that would result in Executive being subject an Excise Tax, then the amount equal to such excess parachute payments shall be deemed for all purposes to be a loan to Executive made on the date of receipt of such excess payments, which Executive shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by Executive. If this Paragraph 7(d) is not applied to reduce Executive's entitlements under this Paragraph 7 because the Accountants determine that Executive would not receive a greater net-after tax benefit by applying this Paragraph 7(d) and it is established pursuant to a Final Determination that, notwithstanding the good faith of Executive and the Company in applying the terms of this Agreement, Executive would have received a greater net after tax benefit by subjecting his payments and benefits hereunder to the Payment Cap, then the aggregate "parachute payments" paid to Executive or for his benefit in excess of the Payment Cap shall be deemed for all purposes a loan to Executive made on the date of receipt of such excess payments, which Executive shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by Executive. If Executive receives reduced payments and benefits by reason of this Paragraph 7(d) and it is established pursuant to a Final Determination that Executive could have received a greater amount without exceeding the Payment Cap, then the Company shall promptly thereafter pay Executive the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment by the Company.

     (viii) Adjustments in Respect of the Tax Reimbursement Payments. In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive's good faith claim for refund or credit is denied.

            In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

      (ix) Timing of Payment. Any Tax Reimbursement Payment (or portion thereof) provided for in Paragraph 7(d)(iv) above shall be paid to Executive not later than 10 business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related

            Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

            e. Definition of "Change in Control". For purposes of this Paragraph 7, a "Change in Control" means the happening of any of the following:

            (i) When any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary thereof and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities;

            (ii) When, during any period of 24 consecutive months after the Commencement Date, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Paragraph 7(e)(ii); or

            (iii) The occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary through purchase of assets, or by merger, or otherwise.

            8. Noncompetition and Confidentiality.

            a. Noncompetition. During the Contract Employment Period and for a period of one year following Executive's termination of employment during the Contract Employment Period other than due to a Termination Without Cause or a Termination for Good Reason, Executive shall not become associated, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), with any entity that is actively engaged in any geographic area in any business which is in substantial and direct competition with the business or businesses of the Company for which Executive provides substantial services or for which Executive has substantial responsibility, provided that nothing in this Paragraph 8(a) shall preclude Executive from performing services solely and exclusively for a division or subsidiary of such an entity that is engaged in a non-competitive business.

            b. Nondisclosure, Nonsolicitation and Cooperation.

            (i) Executive shall not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose to any third person, whether during or subsequent to the Executive's employment with the Company, any trade secrets; customer lists; product development and related information; marketing plans and related information; sales plans and related information; operating policies and manuals; business plans; financial records; or other financial, commercial, business or technical information related to the Company or any subsidiary or affiliate thereof unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by a breach of this Agreement; provided, however, that this limitation shall not apply to any such disclosure made while Executive is employed by the Company, or any subsidiary or affiliate thereof in the ordinary course of the performance of Executive's duties;

            (ii) during the Contract Employment Period and for two years after the termination of such Period, Executive shall not attempt, directly or indirectly, to induce any employee or Insurance Agent (as defined below) of the Company, or any subsidiary or any affiliate thereof to be employed or perform services elsewhere provided that this covenant shall not preclude Executive from taking any actions during the Contract Employment Period that (x) are intended to benefit the Company or any subsidiary or affiliate and (y) do not benefit Executive financially other than as an employee or stockholder of the Company;

            (iii) during the Contract Employment Period and for two years after the termination of such Period, Executive shall not attempt, directly or indirectly, to induce any insurance agent or agency, insurance broker, broker-dealer or supplier of the Company, or any subsidiary or affiliate thereof to cease providing services to the Company, or any subsidiary or affiliate thereof provided that this covenant shall not preclude Executive from taking any actions during the Contract Employment Period that (x) are intended to benefit the Company or any subsidiary or affiliate and (y) do not benefit Executive financially other than as an employee or stockholder of the Company;

            (iv) during the Contract Employment Period and for two years after the termination of such Period, Executive shall not attempt, directly or indirectly, to solicit, on behalf of any person or entity other than the Company or any of its subsidiaries, the trade of any individual or entity which, at the time of the solicitation, is a customer of the Company, or any subsidiary or affiliate thereof, or which the Company, or any subsidiary or affiliate thereof is undertaking reasonable steps to procure as a customer at the time of or immediately preceding termination of the Contract Employment Period; provided, however, that this limitation shall only apply to (x) any product or service which is in competition with a product or service of the Company or any subsidiary or affiliate thereof and (y) with respect to any customer or prospective customer with whom Executive has or had (by virtue of Executive's position or otherwise) a personal relationship; and

            (v) following the termination of the Contract Employment Period, Executive shall provide assistance to and shall cooperate with the Company or any subsidiary or affiliate thereof, upon its reasonable request, with respect to matters within the scope of Executive's duties and responsibilities during the Contract Employment Period. (The Company agrees and acknowledges that it shall, to the maximum extent possible under the then prevailing circumstances, coordinate (or cause a subsidiary or affiliate thereof to coordinate) any such request with Executive's other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities). The Company agrees that it will reimburse Executive for reasonable travel expenses (i.e., travel, meals and lodging) that Executive may incur in providing assistance to the Company hereunder.

Solely for purposes of Paragraph 8(b)(ii) above, the term "Insurance Agent" shall mean those insurance agents or agencies representing the Company or any subsidiary or affiliate thereof, that are exclusive or career agents or agencies of the Company or any subsidiary or affiliate thereof, or any insurance agents or agencies which derive 50% or more of their business revenue from the Company or any subsidiary or affiliate thereof (calculated on an aggregate basis for the 12-month period prior to the date of determination or such other similar period for which such information is more readily available).

            c. Company Property. Promptly following Executive's termination of employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive's possession or under his control.

            d. Intention of the Parties. If any provision of Paragraph 8 is determined by an arbitrator (or a court of competent jurisdiction asked to enforce the decision of the arbitrator) not to be enforceable in the manner set forth in this Agreement, the Company and Executive agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such arbitrator (or court) shall reform such provision to make it enforceable in accordance with the intent of the parties. Executive acknowledges that a material part of the inducement for the Company to provide the salary and benefits evidenced hereby is Executive's covenants set forth in Paragraph 8(a), (b) and (c) and that the covenants and obligations of Executive with respect to nondisclosure and nonsolicitation relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that, if Executive shall materially breach any of those covenants following termination of employment, the Company shall have no further obligation to pay Executive any benefits otherwise payable hereunder and the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining Executive from committing any violation of the covenants and obligations contained in Paragraph 8(a), (b) and (c). The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as an arbitrator (or court) shall reasonably determine.

            e. Waiver. Without limiting the generality of the foregoing, upon request of Executive prior to engaging in any conduct otherwise prohibited by this Paragraph 8, the Company may, in its sole discretion, waive in writing, on such terms and conditions as it may deem appropriate, any violation of this Paragraph 8 which would otherwise occur due to such conduct.

            9. Miscellaneous.

            a. Survival. Paragraph 7 (relating to a Change in Control), 8 (relating to noncompetition, nonsolicitation and confidentiality) and 9 (relating, among other things, to survival, assignment and governing law) shall survive the termination hereof, whether such termination shall be by expiration of the Contract Employment Period or an early termination pursuant to Paragraph 6 hereof. Paragraph 6((other than Paragraph 6(f)) (relating to early termination) shall survive the termination hereof to the extent that, prior thereto, or at the time of termination, Executive (or his beneficiary) has become or becomes entitled to receive any of the benefits payable thereunder. Paragraph 6(f) (and to the extent applicable to such Paragraph 6(f), 6(e)) shall survive for one year following the termination hereof. The option referred to in Paragraph 4 survives for the term specified in Attachment A.

            b. Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company's stock, a merger, consolidation or reorganization involving the Company or, unless in the case of a sale involving less than all or substantially all of the Company's assets the Company otherwise elects in writing, a sale of the assets of the business of the Company (or portion thereof) in which Executive performs a majority of his services. Any successor in interest to the Company shall acknowledge in writing to Executive that it has assumed this Agreement and is responsible to Executive for the performance of the Company's obligations under this Agreement. Without limiting the generality of the foregoing, the Company shall have the right, without the consent of Executive, to assign this Agreement and its obligations hereunder to any New Entity or any subsidiary of any New Entity by which Executive becomes employed, at the discretion of the Company, by reason of the implementation of any restructuring of the Company, and, following any such assignment, such New Entity or subsidiary shall be treated as the Company for all purposes of this Agreement. This Agreement shall also enure to the benefit of Executive's heirs, executors, administrators and legal representatives.

            c. Assignment. Except as provided under Paragraph 9(b), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party. In the event the Company assigns this Agreement pursuant to Section 9(b), the Company shall guarantee payment to Executive of any amounts at any time due and payable hereunder in the event (and only to the extent) that the assignee has become a debtor in bankruptcy, is the subject of a receivership or similar preceding or has become insolvent, provided that Executive shall be required to assign his rights against the assignee through subrogation as a condition of receiving any payment under the Company's guarantee. In consideration of such guarantee, Executive agrees that following such assignment, the covenants of Executive in Paragraphs 8(b)(i) and (v) shall continue to inure to the benefit of the Company, as well as the assignee. The Company and Executive agree that following any assignment all other covenants described herein in favor of the Company shall, from and after the date of such assignment, inure solely to the benefit of the assignee.

            d. Entire Agreement. Except as expressly provided below, this Agreement, the Option Agreement and the portion, if any, of any other agreement relating to pension service or credits referred to in Paragraph 5(a) shall constitute the entire agreement between the parties hereto with respect to the matters referred to herein and any other agreement or any portion of any such other agreement not expressly preserved hereby shall cease to be effective upon the execution hereof and shall not become reinstated upon the expiration or other termination of this Agreement. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences. Other than the provisions of Paragraph 6 which limit Executive's eligibility to receive severance benefits under the Company's generally applicable plans, programs or agreements, nothing in this Agreement shall be construed to limit or otherwise supersede Executive's rights or entitlements under any compensatory plan, program or arrangement made available generally to all employees or all officers of the Company or under the 1994 Plan or the 1984 Plan and this Paragraph 9(d) shall not preclude reference to the documents governing any such plan, program or arrangement to determine such rights and entitlements.

            e. Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Paragraph 8(a), (b) or (c) is not enforceable in accordance with its terms, Executive and the Company agree that such Paragraph shall be reformed to make such Paragraph enforceable in a manner which provides the Company the maximum rights permitted at law.

            f. Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

            g. Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

            If to the Company:

                  Aetna Life and Casualty Company
                  151 Farmington Avenue
                  Hartford, Connecticut
                  Attention: Corporate Secretary

            If to Executive:

                  Thomas J. McInerney
                  110 Mountain Terrace Road
                  West Hartford, Connecticut  06107

            h. Arbitration. The Company and Executive agree that any claim, dispute or controversy arising under or in connection with this Agreement, or otherwise in connection with Executive's employment by the Company (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company's employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in the city of Hartford, Connecticut (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the Expedited Employment Arbitration Rules (the "Rules") of the American Arbitration Association (the "AAA") in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties. If Executive prevails as to any material issue presented to the arbitrator, the entire cost of such proceedings (including, without limitation, Executive's reasonable attorneys fees) shall be borne by the Company. If Executive does not prevail as to any material issue, each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney's fees are recoverable under the Rules). Any action to enforce or vacate the arbitrator's award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or Executive pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney's fees related to such action.

            i. Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

            j. Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

            k. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            l. Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income or employment tax laws or similar statutes or other provisions of law then in effect.

            m. Governing Law. This Agreement shall be governed by the laws of the State of Connecticut, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

                                    Aetna Life and Casualty Company


                                    /s/ Ronald E. Compton
                                    -------------------------------
                                    Ronald E. Compton
                                    Chairman


                                    /s/ Thomas J. McInerney
                                    -------------------------------
                                    Thomas J. McInerney

                                               EXHIBIT A TO EMPLOYMENT AGREEMENT

                         AETNA LIFE AND CASUALTY COMPANY
                            1994 STOCK INCENTIVE PLAN

             PERFORMANCE VESTED NONSTATUTORY STOCK OPTION AGREEMENT

Pursuant to its 1994 Stock Incentive Plan, Aetna Life and Casualty Company hereby grants to the person named below the right and option to purchase the stated number of shares of Common Stock on the terms and conditions hereinafter set forth.

--------------------------------------------------------------------------------
Effective Date    Aetna No.    Grantee     Total Optioned Shares    Option Price

--------------------------------------------------------------------------------

                                    ARTICLE I

                                   DEFINITIONS

(a)   "Board" means the Board of Directors of Aetna Life and Casualty Company.

(b) "Committee" means the Board's Committee on Compensation and Organization or any successor thereto.

(c) "Common Stock" means shares of the Company's Common Capital Stock, without par value.

(d)   "Company" means Aetna Life and Casualty Company.

(e) "Disability" means long-term disability as defined under the terms of the Company's applicable long-term disability plans or policies.

(f) "Effective Date" means the date of grant of this Option, as set forth above.

(g) "Fair Market Value" means the closing price of the Common Stock as reported by the Consolidated Tape of the New York Stock Exchange Listed Shares on the date such value is to be determined, or, if no shares were traded on such day, on the next preceding day on which the Common Stock was traded.

(h) "For Cause" means a termination of Grantee's employment by the Company due to (i) the willful failure by Grantee to perform substantially Grantee's duties as an employee of the Company (other than due to physical or mental illness) after reasonable notice to Grantee of such failure, (ii) Grantee's engaging in serious misconduct that is injurious to the Company or any subsidiary or any affiliate of the Company, (iii) Grantee's having been convicted of, or entered a plea of nolo contendere to, a crime involving an act that is immoral or wrong in and of itself (e.g., burglary, larceny, murder or arson) or a crime involving deceit, fraud, perjury or embezzlement, (iv) the breach by Grantee of any written covenant or agreement not to compete with the Company or any subsidiary or any affiliate or (v) the breach by Grantee of his duty of loyalty to the Company which shall include, without limitation, (A) the disclosure by Grantee of any confidential information pertaining to the Company or any Subsidiary or any affiliate of the Company, other than (x) in the, ordinary course of the performance of his duties on behalf of the Company or (y) pursuant to a judicial or administrative subpoena from a court or governmental authority with jurisdiction over the matter in question, (B) the harmful interference by Grantee in the business or operations of the Company or any Subsidiary or any affiliate of the Company, (C) any attempt by Grantee directly or indirectly to induce any employee, insurance agent, insurance broker or broker-dealer of the Company or any Subsidiary or any affiliate to be employed or perform services elsewhere, (D) any attempt by Grantee directly or indirectly to solicit the trade of any customer or supplier, or prospective customer or supplier, of the Company on behalf of any person other than the Company or a Subsidiary thereof or (E) any breach or violation of the Company's Code of Conduct, as amended from time to time. Notwithstanding the foregoing, a breach of Grantee's duty of loyalty to the Company as described in subclause (A) or (E) of clause (v) of the preceding sentence shall not be grounds for a termination For Cause unless such breach has had or could reasonably be expected to have a significant adverse effect on the business or reputation of the Company.

(i) "Fundamental Corporate Event" shall mean any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or similar event.

(j) "Good Reason" means a termination of Grantee's employment by Grantee within 90 days following (i) a reduction in Grantee's annual Base Salary or incentive compensation opportunity as provided under Paragraph 3(b) of the employment agreement signed by Grantee and the Company dated as of December 8, 1995 (the "Employment Agreement"), (ii) a material reduction in Grantee's positions, duties and responsibilities from those described in Paragraph 2 of the Employment Agreement, (iii) the relocation of Grantee's principal place of employment to a location more than 50 miles from the location at which he performed his principal dudes on the date immediately prior to such relocation, (iv) a breach of the obligation to provide Grantee with the benefits required to be provided in accordance with Paragraph 5(a) of the Employment Agreement, (v) a failure by the Company to pay any amounts due and owing to Grantee within 10 days following written notice from Grantee of such failure to pay, or (vi) any other material breach of the Company's obligations to Grantee under the Employment Agreement that significantly affects the compensation or benefits payable to Grantee or materially impairs Grantee's ability to perform the duties and responsibilities of his position. Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason (i) if Grantee shall have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason or (ii) unless Grantee shall have delivered a written notice to the Chief Executive Officer of the Company within 60 days of his having actual knowledge of the occurrence of one or such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event shall not have been cured within 30 days of the receipt of such notice.

(k) "Grantee" means the person named above to whom this Option has been granted.

(l) "Interim Performance Period" means the period of time beginning on the Effective Date and ending on April 28, 1997.

(m)   "Option" means the option herein granted.

(n) "Option Price" means the amount per share of Common Stock required to be paid upon the exercise of this Option, as set forth above, or such other amount per share of Common Stock as may result by operations of Article IV of this Agreement.

(o) "Optioned Shares" means the number of shares of Common Stock represented by this Option, as set forth above, or such other amount as may result by operation of Article IV of this Agreement.

(p) "Performance Target" means the performance objective measured by the price of the Common Stock as described in Article II.

(q) "Performance Period" means the period of time beginning on the Effective Date and ending on April 28, 1998.

(r)   "Plan" means the Aetna Life and Casualty Company 1994 Stock Incentive
      Plan.

(s) "Retirement" means the termination of employment of a Grantee from active service with the Company or a Subsidiary under circumstances which would entitle an employee of the Company or a Subsidiary to an immediate pension under one of the Company's approved retirement plans (such pension may be actuarially reduced for early commencement of benefits).

(t)   "Shares of Stock" or "Stock" means the Common Stock.

(u) "Subsidiary" means any entity of which, at the time such subsidiary status is to be determined, at least 50% of the total combined voting power of all classes of stock in such entity is held by the Company and its Subsidiaries (exclusive of ownership by the entity whose subsidiary status is being determined).

(v) "Successor" means the legal representative of the estate of a deceased Grantee or the person or persons who shall acquire the right to exercise an Option by bequest or inheritance or by reason of the death of the Grantee.

                                   ARTICLE II

                           TERM OF OPTION AND VESTING

(a) The Term of this Option shall commence on the Effective Date and shall terminate, unless sooner terminated by the terms of the Plan or this Agreement, at:

      (i) the close of the Company's business on the day preceding the tenth anniversary of the Effective Date, if the Company is open for business on such day; or

      (ii) the close of the Company's business on the next preceding day that the Company is open for business.

(b) Except as provided in (c), (d) and (e) below, all or a portion of this Option will become vested and the Option will be exercisable on April 28, 1998 only to the extent the Fair Market Value of the Common Stock meets or exceeds the Performance Targets described below. A Performance Target shall be deemed to have been met only to the extent the Fair Market Value of the Common Stock meets or exceeds the Performance Target for at least five consecutive trading business days at any time during the Performance Period.

               -------------------------------------------------
                  Performance Target         Amount Vested
               -------------------------------------------------
                     Below $62             Option does not vest
                     $62                            33%
                     $67                            67%
                     $73 or above                  100%
               -------------------------------------------------

      The portion of the Option which shall vest at performance levels between $62 and $73 shall be determined by mathematical interpolation between the respective measuring points. Notwithstanding anything else contained herein to the contrary, the portion of the Option which has become vested under Section (b), if any, shall be reduced by the amount which has become vested pursuant to (c) below.

(c) If the Performance Targets described above are met or exceeded during the Interim Performance Period, 50% of the amount which would have become vested in accordance with the above schedule will become vested on April 28, 1997.

(d) This Option may become vested pursuant to (b) and (c) above only if the Grantee is an active employee of the Company or a Subsidiary as of the last day of the Performance Period or the Interim Performance Period, as the case may be; provided, however, if the Company involuntarily terminates the employment of the Grantee (other than "For Cause"), the Grantee dies or terminates employment for reason of Disability, or if the Grantee voluntarily terminates employment for "Good Reason," the Option may continue to vest for such Grantee if the Performance Targets are met during the Performance Period or Interim Performance Period.

(e) If the Performance Targets are not met as of the end of the Performance Period, the Options will become vested on April 28, 2002, provided the Grantee is an active employee of the Company or a Subsidiary on that date.

                                   ARTICLE III

                            METHOD OF OPTION EXERCISE

An option is exercisable only after it has become vested as provided in Article II above. In order to exercise this Option, Grantee must comply with procedures adopted by the Company from time to time. Under current procedures, the Grantee must deliver or mail to the Committee, Attention: Manager, Grantee Compensation, Aetna Human Resources, a properly executed exercise notification letter on the appropriate form along with payment of the Option Price. If Grantee is using the cashless exercise program offered by the Company, the exercise notice must be delivered to the participating broker.

In addition, if the Grantee has been notified that he or she must consult with a member of the Company's Law and Regulatory Affairs Department prior to engaging in transactions in Aetna stock, Grantee must consult with the Law and Regulatory Affairs prior to exercising this Option.

                                   ARTICLE IV

                                 CAPITAL CHANGES

Except as otherwise specifically provided in Article VI, in the event that the Committee shall determine that any Fundamental Corporate Event affects the Common Stock such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan, then the Committee may, in such manner as the Committee may deem equitable, adjust the (i) the number and kind of shares subject to the Option (including substitution of shares or Options of another company), (ii) the Performance Targets, or (iii) the Option Price. Additionally, the Committee may make provision for a cash payment to a Grantee or the Successor of the Grantee. However, the number of Shares of Stock subject to the Option shall always be a whole number.

                                    ARTICLE V

                              TERMINATION OF OPTION

(a) Except as provided in (d) below, if the Grantee shall cease, for reason of death, Disability or Retirement, to be employed by the Company or its Subsidiaries during the Term of the Option, the Grantee or Successor of the Grantee may exercise a vested Option until the earlier of:

      (i)   the expiration of the Term of the Option; or

      (ii) a period not to exceed five years following such cessation of employment.

(b) Except as provided in (a) above or (d) below, if the Grantee voluntarily ceases to be employed by the Company or its Subsidiaries (other than for "Good Reason") during the Term of the Option, the Grantee may exercise a vested Option until the earlier of:

      (i)   the expiration of the Term of the Option; or

      (ii) a period not to exceed ninety days following such cessation of employment;

(c) Except as provided in (a) above or (d) below, if the Grantee involuntarily ceases to be employed by the Company or its Subsidiaries other than for cause, or if Grantee voluntarily terminates employment for "Good Reason" during the Term of the Option, the Grantee may exercise a vested Option under the later of the expiration of four years from the Effective Date, or ninety days following such cessation of employment (but not following the expiration of the Term of the Option).

(d) An Option that has not become vested as provided in Article II above at the time of cessation of employment (or after cessation of employment as provided in Article II(d)) may not be exercised thereafter. No Option may be exercised after the Company has terminated the employment of the Grantee For Cause, except that the Committee may, in its sole discretion, permit exercises for a period of up to ninety days in cases where the Committee shall determine such period is warranted under the particular circumstances.

(e) If the Grantee has not entered into a written employment agreement satisfactory to the Company prior to February 16, 1996, this Option shall immediately terminate as of that date and shall have no further force or effect. In addition, if Grantee fails to comply with the terms of any written employment agreement entered into with the Company, said failure shall cause this Option to immediately terminate, whether or not the Option has become vested.

(f) Employment for purposes of determining eligibility for vesting post-employment exercise rights of the Grantee under this Agreement shall mean continuous full-time salaried employment with the Company or a Subsidiary and shall include periods during which the Grantee is on vacation, sick leave, or other approved absence, or in receipt of severance pay or other form of salary continuation benefit.

(g) Except as otherwise herein provided, exercise of this Option, whether by the Grantee or the Successor of the Grantee, shall be subject to all terms and conditions of this Agreement.

                                   ARTICLE VI

                                CHANGE-OF-CONTROL

(a) For purposes of this Article VI, a "Change of Control" means the happening of any of the following:

      (i) When any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in
            Section 13(d) of the Exchange Act but excluding the Company and any subsidiary thereof and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities;

      (ii) When, during any period of 24 consecutive months after the Commencement Date, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Article VI(a)(ii); or

      (iii) The occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary through purchase of assets, or by merger, or otherwise.

(b) Unless the Board (or the Committee) shall otherwise determine in the manner set forth in Paragraph (c) below and notwithstanding anything in this Agreement to the contrary, this Option shall become fully exercisable upon the occurrence of a Change of Control (as defined in Paragraph (a) above) and shall remain exercisable for a period of at least one year thereafter regardless of whether Grantee continues to be employed by the Company or, if longer, for the period during which such Option would otherwise by exercisable in accordance with its terms.

(c) Notwithstanding paragraph (b) above, no acceleration of exercisability shall occur with respect to any Option if the Board (or the Committee) reasonably determines in good faith, prior to the occurrence of a Change of Control, that such Option shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Option being hereinafter referred to as an "Alternative Option") by the successor in interest to the Company, provided that any such Alternative Option must:

      (i) provide Grantee with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the Option, including, but not limited to, an identical or better exercise and vesting schedule and identical or better timing and methods of payment;

      (ii) have substantially equivalent economic value to such Option (determined at the time of the Change of Control); and

      (iii) have terms and conditions which provide that, in the event that the Company involuntarily terminates employment of Grantee for any reason or if the Grantee terminates employment for Good Reason within two years following a Change of Control, any conditions on Grantee's rights under, or any restrictions on exercisability applicable to, each such Alternative Option shall be waived or shall lapse, as the case may be and the Alternative Option shall remain exercisable until the second anniversary of the Change of Control or, if longer, for the period during which such Alternative Option would otherwise be exercisable in accordance with its terms or the provisions of the plan under which it is granted that permit the longest post-termination exercise period for involuntary terminations (other than due to death, disability or retirement).

                                   ARTICLE VII

                                   OTHER TERMS

(a) Grantee understands that the Grantee shall not have any rights as stockholder by virtue of the grant of an Option but only with respect to shares of Common Stock actually issued to the Grantee in accordance with the terms hereof.

(b) Anything herein to the contrary notwithstanding, the Company may postpone the exercise of the Option for such time as the Committee in its discretion may deem necessary, in order to permit the Company with reasonable diligence (i) to effect or maintain registration under the Securities Act of 1933, as amended, of the Plan or the shares of Common Stock issuable upon the exercise of the Option, or (ii) to determine that the Plan and such shares are exempt from registration; and the Company shall not be obligated by virtue of this Option Agreement or any provision of the Plan to recognize the exercise of the Option or to sell or issue shares of Common Stock in violation of said Act or of the law of any government having jurisdiction thereof. Any such postponement shall not extend the Term of the Option; and neither the Company nor its Board shall have any obligation or liability to the Grantee, or to the Grantee's Successor, with respect to any shares of Common Stock as to which the Option shall lapse because of such postponement.

(c) The Option shall be nontransferable and nonassignable except by will and by the laws of descent and distribution. During the Grantee's lifetime, the Option may be exercised only by the Grantee.

(d) This Option is not an incentive stock option as described in the Internal Revenue Code of 1986, as amended, Section 422A(b).

(e) This Agreement is subject to the 1994 Stock Incentive Plan heretofore adopted by the Company and approved by its shareholders. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

IN WITNESS WHEREOF, AETNA LIFE AND CASUALTY COMPANY has caused this Option Agreement to be executed as of the Effective Date, and Grantee has accepted the terms and provisions hereof.

                                       AETNA LIFE AND CASUALTY COMPANY


                                       By:_________________________________
                                                        Its Chairman


Accepted:________________________
         (Signature)

Name:    ________________________

Title:   ________________________

Social Security Number:__________

Dated:   ________________________

                                               EXHIBIT B TO EMPLOYMENT AGREEMENT

                                RELEASE AGREEMENT

      I,____________________ acknowledge that this document accurately reflects an agreement entered into between me and Aetna Life and Casualty Company (the "Company") as of this ______ day of __________, 199__. In consideration for the benefits and consideration set forth in Paragraph 6 of the attached employment agreement (the "Agreement"), I hereby agree to the following:

      1. DEFINITION. In this agreement the word "Company" means not only the Company by which I was employed, but also parent and subsidiary corporations, any affiliated entities whether or not incorporated, the employee, agents, officers, directors and shareholders of all such entities and any person or entity which may succeed to the rights and liabilities of such entities by assignment or otherwise.

      2. RELEASE. I hereby release and hold harmless (on behalf of myself and my family, heirs, executors, successors and assigns) now and forever, the Company from and waive any claim that I have presently, may have or have had in the past, known or unknown, against the Company by reason of my employment by the Company including, without limitation, the termination thereof, other than claims I may have (i) to the payment of amounts due and payable in accordance with the terms of the Agreement, including without limitation the Severance Benefits and the Vested Benefits (as each such term is defined in the Agreement) and (ii) to be indemnified by the Company pursuant to its applicable policies and practices from and against any third party claims arising out of or relating to Executive's employment with or other services on behalf of the Company or any subsidiary of the Company.

      3. EXTENT OF RELEASE. This agreement is valid whether any claim arises under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 and all other statutes regulating the terms and conditions of my employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and myself.

      4. CONSIDERATION. The consideration hereby provided to me under the Agreement is not required under the Company's standard policies and I know of no circumstances other than my agreeing to the terms of this agreement which would require the Company to provide such consideration.

      5. RESTRICTIONS. I have not filed, nor will I initiate or cause to be initiated on my behalf, any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body relating to my employment or the termination thereof (each individually a "Proceeding"), nor will I participate in any Proceeding. I waive any right I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any EEOC proceeding. I understand that by entering into this agreement, I will be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Company. The foregoing will not be used to justify interfering with any right I may have to file a charge or participate in an investigation or proceeding conducted by the EEOC.

      6. PENALTIES. If I initiate or participate in any legal actions, as described above, the Company shall have the right, but shall not be obligated, to deem this agreement void without effect and to require me to repay to the Company any amounts (other than Earned Salary and Vested Benefits) payment of which was conditioned on the execution of this agreement, plus interest thereon from the original date of payment at an annual rate, compounded semi-annually, equal to the prime rate as quoted in the Wall Street Journal on my date of termination, plus 2 percent and to terminate any benefit or payments (other than with respect to Vested Benefits) that are otherwise payable under the Agreement.

      7. RIGHT TO COUNSEL. The Company advises me that I should consult with an attorney prior to execution of this agreement and the Agreement. I understand that it is in my best interest to have this document and the Agreement reviewed by an attorney of my own choosing and at my own expense, and I hereby acknowledge that I have been afforded a period of at least twenty-one days during which to consider this agreement and the Agreement and to have this agreement and the Agreement reviewed by my attorney.

      8. SEVERABILITY CLAUSE. Should any provision or part of this agreement be found to be invalid or unenforceable, only that particular provision or part so found and not the entire agreement shall be inoperative.

      9. EVIDENCE. This document may be used as evidence in any proceeding relating to my employment or the termination thereof. I waive all objections as to its form.

      10. FREE WILL. I am entering into this agreement and the Agreement of my own free will. The Company has not exerted any undue pressure or influence on me in this regard. I have had reasonable time to determine whether entering into this agreement and the Agreement is in my best interest. I understand that if I request additional time to review the provisions of this agreement and the Agreement, a reasonable extension of time will be granted.

      11. REVOCATION. This agreement may be revoked by me within seven days after the date on which I sign this agreement and I understand that this agreement and the Agreement are not binding or enforceable until such seven day period has expired. Any such revocation must be made in a signed letter executed by me and received by the Company at the following address no later than 5 p.m. Eastern Standard Time on the seventh day after I have executed this agreement and the Agreement: _____________. I understand that if I revoke this agreement, the Agreement will not be effective or enforceable and I will not be entitled to any benefits thereunder.

      12. NON-ADMISSION. Nothing contained in this agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

      13. GOVERNING LAW. This agreement and the Agreement shall be construed in accordance with the laws of the State of Connecticut, applicable to contracts made and entirely to be performed therein.

Date: ________________________      ____________________________________

[LOGO]                    Interoffice                Mary Ann Champlin
                          Communication              Senior Vice President
                                                     Aetna Human Resources, RC3A
                                                     (203) 273-8371
                                                     Fax: (203) 560-8721

To...       Thomas J. McInerney

Date...     May 2, 1996

Subject...  Employment Agreement

This memorandum is intended to amend that certain Employment Agreement dated as of December 19, 1995 by and between Aetna Life and Casualty Company and you.

1.    Paragraph 1 shall be amended and restated as follows:

      Employment. Except as provided in Paragraph 6(a), the Company shall continue to employ Executive and Executive agrees to remain employed by the Company under the terms of this Agreement for the period commencing on the date first written above and ending December 31, 1998. The period during which Executive is employed pursuant to this Agreement shall be referred to as the "Contract Employment Period". The Contract Employment Period shall automatically be extended for one additional year unless, not later than 180 days prior to the end of the Contract Employment Period, the Company or Executive shall have given notice not to extend the Contract Employment Period. The giving by the Company of a notice not to extend the Contract Employment Period shall not constitute a Termination Without Cause or a Termination for Good Reason (as defined below). Upon the expiration of the Contract Employment Period, Executive's employment with the Company shall continue on an at-will basis.

2.    Paragraph 3 shall be amended and restated as follows:

      Compensation

      a. Base Salary. During the Contract Employment Period, the Company shall pay Executive a base salary at the annual rate of $450,000 effective April 29, 1996. The Board shall periodically review Executive's base salary and the Company may, in its discretion, increase such base salary by an amount it determines to be appropriate. Any such increase shall not reduce or limit any other obligation of the Company hereunder. Executive's annual base salary payable hereunder, as it may be increased from time to time and without reduction for any amounts deferred as described above, is referred to herein as "Base Salary". Executive's Base Salary, as in effect from time to time, may not be reduced by the Company without Executive's consent, provided that the Base Salary payable under this paragraph shall be reduced to the extent Executive elects to defer or reduce such salary under the terms of any deferred compensation or savings plan or other employee benefit arrangement maintained or established by the Company. The Company shall pay Executive the portion of his Base Salary not deferred in accordance with its customary periodic payroll practices.

      b. Incentive Compensation. During the term of the Contract Employment Period, Executive shall remain eligible for participation in the Company's existing and future annual and long term incentive compensation programs at a level consistent with his position at the Company and the Company's then current policies and practices; provided that following any assignment of this Agreement in accordance with the provisions of Paragraph 9(c) or a Change in Control of the Company (as defined in Paragraph 7(e)), the calculation of the amount payable as annual incentive compensation and the conditions upon which such bonus shall be payable shall be no less favorable to the Executive (taking into account reasonable changes in the Company's goals and objectives) than the annual bonus opportunity that had been made available to the Executive for the fiscal year ended immediately prior to such assignment or Change in Control. Without limiting the generality of the foregoing, beginning with the performance year 1997, for each performance year ending during the term hereof, Executive shall receive the opportunity to receive an annual bonus of at least 80% of his Base Salary (the "Minimum Bonus Percentage"), subject to satisfaction of such reasonable performance criteria as shall be established with respect to such year.

3.    Paragraph 4 shall be amended and restated as follows:

      Options.

      a. Stock Option Grant. Contingent upon the execution of this Agreement by the Executive, the Company has granted Executive an option, having a ten-year term, to purchase 25,000 shares of the Company's Common Stock at an exercise price per share equal to $57 a share (the "Option"). Except to the extent specified below, the terms of the Option shall be determined in accordance with the terms of the 1994 Stock Incentive Plan (the "1994 Plan") and shall be set forth in the separate agreement embodying the grant of such Option (the "Option Agreement"), the form of which is attached hereto as Exhibit A.

      b. Performance Vested Stock Option Grant. Contingent upon the execution of this amendment to the Agreement by the Executive, the Company has granted Executive an option, having a ten-year term, to purchase 44,400 shares of the Company's Common Stock at an exercise price per share equal to $71 a share (also referred to as the "Option"). Except to the extent specified below, the terms of the Option shall be determined in accordance with the terms of the 1994 Stock Incentive Plan (the "1994 Plan") and shall be set forth in the separate agreement embodying the grant of such Option (also referred to as the "Option Agreement").

Except as amended herein, the Employment Agreement shall remain in full force and effect.

Aetna Life and Casualty Company


By: /s/ Mary Ann Champlin                 /s/ Thomas J. McInerney
    ---------------------------------     -------------------------------
                                              Thomas J. McInerney


Date:  May 2, 1996                        Date: May 7, 1996
-------------------------                 -------------------------------

[LOGO]                                               Interoffice Communication

                                                     Mary Ann Champlin
                                                     Aetna Human Resources, RC3A
                                                     (860) 273-8371
                                                     Fax:  (860) 560-8721

To       Thomas McInerney

Date     July 22, 1996

Subject  Employment Agreement

I am pleased to inform you that effective July 19, 1996, Aetna Inc. has assumed all of the obligations of Aetna Services, Inc. (formerly Aetna Life and Casualty Company) under your Employment Agreement with Aetna Services, Inc. All references to the "Company" in your Employment Agreement will hereinafter be deemed to mean both Aetna Services, Inc. and Aetna Inc. Among other things, this means that the Change in Control provisions of your Employment Agreement would be triggered by a change in control of either Aetna Services, Inc. or Aetna Inc.

By way of background, Aetna Inc. became the ultimate parent within the Aetna holding company system as a result of the merger with U.S. Healthcare. Your Employment Agreement was entered into with Aetna Services, Inc., which is now a direct subsidiary of Aetna Inc. We felt it would be appropriate for the new ultimate parent, Aetna Inc., to assume these obligations to place you on an equivalent footing post-merger.

The assumption of your Employment Agreement is self-executing. You do not need to take any action in response to this letter. If you have any questions or concerns, please let me know.

                                              /s/ Mary Ann Champlin


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